Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS

SECOND QUARTER FISCAL 2008 EARNINGS

Philadelphia, PA, April 23, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2008 ended March 31, 2008.

Net loss for the second quarter of fiscal 2008 was $(0.4) million, or $(0.07) per common share (diluted), compared to net income for the second quarter of fiscal 2007 of $2.6 million, or $0.41 per common share (diluted).  The net loss for the second quarter of fiscal 2008 of $(0.07) per share was consistent with the Company’s updated second quarter earnings per share guidance range of a loss of between $(0.05) and $(0.10) per share provided in its April 10, 2008 press release, but was below its previous diluted earnings per share guidance range of between $0.19 and $0.35 per share provided in its January 24, 2008 press release.  Net loss before debt repurchase charges for the second quarter of fiscal 2008 was $(0.4) million, or $(0.06) per common share (diluted).

Net loss for the first six months of fiscal 2008 was $(0.7) million, or $(0.13) per common share (diluted), compared to net income for the first six months of fiscal 2007 of $4.0 million, or $0.64 per common share (diluted).  Net loss before debt repurchase charges for the first six months of fiscal 2008 was $(0.7) million, or $(0.12) per common share (diluted), compared to net income before debt repurchase charges for the first six months of fiscal 2007 of $5.2 million, or $0.85 per common share (diluted).  The debt repurchase charge for the second quarter and first six months of fiscal 2008, of $23,000 after tax, resulted from the Company’s prepayment of $5 million of its outstanding Term Loan in March 2008.  The debt repurchase charge for the first six months of fiscal 2007, of $1.3 million after tax, resulted from the Company’s redemption of $25 million of its outstanding 11¼% Senior Notes in December, 2006.

-More-

Net sales for the second quarter of fiscal 2008 decreased 3.4% to $139.0 million from $143.9 million for the second quarter of fiscal 2007.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales and, to a lesser extent, reduced sales volume from the ongoing closure of certain underperforming stores and decreased sales from the Company’s leased department and licensed relationships.  Comparable store sales decreased 1.7% during the second quarter of fiscal 2008 (based on 1,394 locations) versus a comparable store sales decrease of 1.6% during the second quarter of fiscal 2007 (based on 1,412 locations).  The comparable store sales decrease of 1.7% for the second quarter of fiscal 2008 was favorably impacted by approximately 1 to 2 percentage points due to having an extra day in February 2008 compared to February 2007 and, to a lesser extent, the earlier timing of Easter (March 23, 2008 compared to April 8, 2007).  The comparable store sales decrease of 1.6% for the second quarter of fiscal 2007 was favorably impacted by approximately 1 percentage point due to having one more Saturday in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006.  For the quarter ended March 31, 2008, the Company opened 10 stores and closed 16 stores, including one store closing related to a multi-brand store opening.  As of the end of March 2008, the Company operates 766 stores, 771 leased department locations and 1,537 total retail locations, compared to 795 stores, 821 leased department locations and 1,616 total retail locations operated at the end of March 2007.  Adjusted EBITDA was $6.5 million for the second quarter of fiscal 2008, a 43.6% decrease from the $11.5 million of Adjusted EBITDA for the second quarter of fiscal 2007.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the first six months of fiscal 2008 decreased 3.6% to $281.9 million from $292.3 million for the same six months of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales, and to a lesser extent, reduced sales volume from the ongoing closure of certain underperforming stores and decreased sales from the Company’s leased department and licensed relationships.  Comparable store sales decreased 2.9% during the first six months of fiscal 2008 (based on 1,330 locations) versus a comparable store sales decrease of 1.9% during the first six months of fiscal 2007 (based on 1,395 locations).  During the six months ended March 31, 2008, the Company opened 17 stores, including two multi-brand stores, and closed 32 stores, with nine of these store closings related to multi-brand store openings.  During the six months ended March 31, 2008, the Company also closed 24 leased department locations within Sears® stores, pursuant to mutual agreement with Sears.  As of March 31, 2008, the Company operates 477 leased departments within Sears stores and, as we have previously disclosed, our relationship with Sears will end in June, 2008, resulting in the closure of our leased departments within

Sears stores.  Adjusted EBITDA was $13.0 million for the first six months of fiscal 2008, a 44.8% decrease from the $23.5 million of Adjusted EBITDA for the first six months of fiscal 2007.

On March 19, 2008, the Company prepaid $5 million of its outstanding Term Loan using borrowings under its credit facility, with such credit facility borrowings being repaid as of March 31, 2008.  At March 31, 2008, the Company’s indebtedness under the Term Loan Agreement was $84.1 million, there were no outstanding borrowings under the credit facility and the Company had approximately $58 million of availability under the credit facility.  The Company was in compliance with all covenants under its debt agreements at March 31, 2008.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “After having seen a nice improvement in our sales trend in January and February, we saw much weaker than planned sales in March, driven by much weaker than planned sales of Spring merchandise, which caused our comparable store sales decline for the quarter.  We attribute our weaker than planned sales for March, and the second quarter, to: (1) the extremely weak overall economic and retail environment, (2) unseasonably cold weather in March throughout many regions of the United States, especially compared to the more Spring-like weather of last March, which hurt sales of Spring merchandise this March, and (3) to a lesser extent, some negative impact from the more pregnancy-friendly fit of certain non-maternity fashion trends, such as trapeze and baby-doll dresses and tops.  Importantly, though, we believe this fashion trend is diminishing in importance and prevalence in the Spring 2008 selling season compared to a year ago, and we believe it will continue to diminish, but we believe it is still having some residual negative impact on sales.  As a result of our much weaker than planned sales for March, our sales for the second quarter of $139.0 million were lower than our guidance range of $142 million to $146 million provided in our January 24, 2008 press release, with our comparable store sales decrease of 1.7% for the quarter falling short of our guidance range for a comparable store sales increase of 1.0% to 3.5% for the second quarter.  The weak sales trend we have seen also resulted in us taking increased markdowns to help manage our inventory level, which has contributed to lower than planned gross margins.  Our gross margins were also hurt due to product cost inflation pressures, which are being felt throughout the apparel industry, as well as from spreading fixed product overhead costs over a smaller than planned sales volume.

“Looking forward, we continue to feel very good about our product lines and we expect to see our sales trend improve as we experience more seasonal temperatures compared to a year ago, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  However, we recognize that we are faced with an extremely and increasingly weak overall economic and retail environment and, thus, we are managing our inventory and expenditures very tightly.  We continue to focus on developing great maternity product under each of our brands and on improving our sales and profitability performance.  An example of this focus is our new patent-pending product, the Secret Fit Belly™, which is made of seamless super stretch fabric that can be utilized in all types of bottoms (such as denim pants, other pants, shorts and skirts) to provide a great, comfortable fit with a seamless look.  We continue to be very excited by the initial sales results of our products using the Secret Fit Belly and we plan to expand our use of this innovative garment feature.

“As of March 31, 2008, we have 41 two-brand Mimi combo stores, 3 triplex stores, and 15 Destination Maternity® Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened two Destination Maternity Superstores in fiscal 2007, and are targeting to open an additional six Superstores in fiscal 2008.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 50 or more total Destination Maternity Superstores in the United States and to expand the Mimi combo store chain to 70 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships, and we are committed to continuing this important part of our business and seeking ways to profitably expand it over the long term.  We are the exclusive maternity apparel provider to Kohl’s® through a licensed relationship, and have leased department relationships with Macy’s®, Babies “R” Us®, Boscov’s®, Gordmans® and Sears®.  In September 2007, we announced that our relationship with Sears will end in June 2008.  While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal was in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders.  As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value.  We believe that we continue to have the opportunity to profitably increase the sales we generate from our leased department and licensed relationships over time.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  Our continued commitment to this strategy of expanding our leased department and licensed relationships is also demonstrated by our new leased department relationships rolled out during fiscal 2007 with Boscov’s and Gordmans, two regional department store chains.

“In addition, although we currently do not have any international sales other than in Canada, we do believe there is a significant opportunity to develop international sales beyond Canada, and we are actively analyzing and evaluating some of these opportunities.  We feel confident that the strength of our brands and product offerings and our unmatched overall expertise in maternity apparel will enable us to build significant international sales volume over time.  We anticipate that our initial international strategy will include licensing or similar arrangements with foreign partners.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues over time through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for the rest of fiscal 2008, we are cautiously optimistic about seeing an improvement in our sales trend.  We expect to see our sales trend improve as we experience more seasonal temperatures compared to a year ago, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  We have seen a strong improvement in our sales trend thus far in April compared to our March sales performance, as we have seen more Spring-like weather recently and we begin to anniversary much weaker sales results from a year ago.  Based on our sales results thus far in April, we expect our comparable store sales for the full month of April to be in the range of down 1% to up 3% (excluding Sears locations as discussed below).  We estimate that our comparable store sales results for the month of April will be hurt by approximately 2 percentage points due to Easter falling in March this year (March 23, 2008), compared to April last year (April 8, 2007).  Thus, excluding this estimated Easter shift impact, we estimate that our comparable store sales for the full month of April (excluding Sears locations) would be in the range of up 1% to up 5%.   Since our leased departments within Sears stores will close before the end of the third quarter, our Sears leased departments will not be included in our comparable store sales results beginning in April, the first month of our fiscal third quarter.

“For the third quarter of fiscal 2008, we are targeting net sales in the $150.0 million to $153.5 million range, based on an assumed comparable store sales increase of 1.0% to 3.5% for the quarter (excluding Sears locations as discussed above).  Based on this targeted net sales, we are targeting third quarter diluted earnings per common share of between $0.61 and $0.76 per share, compared to our $0.90 diluted earnings per share before debt repurchase charges for the third quarter of fiscal 2007 ($0.17 reported diluted earnings per share for the third quarter of fiscal 2007).

“We are targeting net sales for fiscal 2008 in the $562.5 million to $570.0 million range, representing sales of approximately down 2% to 3% versus fiscal 2007, based on an assumed comparable store sales change of between down 0.6% and up 0.8% for the full fiscal year, as well as decreased sales from our leased department and licensed relationships, including the negative sales impact of the discontinuation of our Sears relationship during the third quarter of fiscal 2008.

“Our targeted sales for fiscal 2008 reflect our plan to open approximately 29 to 33 new stores during the year, including approximately 7 to 9 new multi-brand stores, and our plan to close approximately 48 to 55 stores, with approximately 18 to 22 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Excluding the closure of all of the 501 Sears leased department locations that we operated on September 30, 2007, we plan to modestly increase our leased department locations with our existing leased department partners during fiscal 2008.  In addition, we distribute our Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 943 stores in 47 states, compared to 824 stores in 45 states a year ago.

“We project that our gross margin for fiscal 2008 will be approximately 50.3% of net sales, a decrease from our 51.6% gross margin in fiscal 2007, due to increased markdowns to help manage our inventory level, product cost inflation pressures, which are being felt throughout the apparel industry, as well as from spreading product overhead costs over a smaller sales volume.  We continue to aggressively control our expenses and plan to realize additional expense savings.  Thus, we expect our operating expenses for fiscal 2008 to be several million dollars lower than fiscal 2007.  However, with our lower planned sales volume for fiscal 2008 versus fiscal 2007, we expect our operating expenses as a percentage of net sales for fiscal 2008 to be flat to slightly higher versus fiscal 2007.

“Based on these assumptions, we are targeting operating income for fiscal 2008 in the $7.6 million to $10.7 million range, compared to our fiscal 2007 operating income of $18.7 million, and we are targeting Adjusted EBITDA in the $27.8 million to $30.9 million range, compared to our fiscal 2007 Adjusted EBITDA of $38.6 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $0.05 and $0.36 per share for fiscal 2008, compared to our $0.87 diluted earnings per share before debt repurchase charges for fiscal 2007 and our reported loss per share of $(0.07) per share for fiscal 2007.  This earnings guidance range is lower than our previous guidance range for fiscal 2008 diluted earnings per share of between $0.72 and $1.20 per share provided in our January 24, 2008 press release, due to a reduction in our projected sales and gross margin, partially offset by a reduction in our projected operating expenses, compared to our projection in January 2008.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

“We are planning our fiscal 2008 capital expenditures to be between $15.5 million and $16.5 million, a reduction from our January 2008 guidance of $16.0 to $18.5 million, and from our November 2007 guidance of $18 to $20 million, as we continue to reduce uncommitted capital expenditures where we can, in light of the challenging business environment.  Our fiscal 2008 capital expenditures are primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  We expect our inventory at fiscal 2008 year end to be essentially flat versus fiscal 2007 year end, despite generating significantly less sales than originally planned, as we continue to tightly plan our inventory levels relative to sales and recognize the impact of the sell-off of the inventory related to the Sears business due to the non-renewal of the Sears relationship.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2008.

“We are very pleased with the reduction of our debt and ongoing interest expense during fiscal 2007 and fiscal 2008.   During fiscal 2007, we reduced the Company’s debt balance by approximately $25 million and completed the redemption of the remaining $90 million principal amount of our Senior Notes through a new, lower interest Term Loan financing. The fiscal 2007 debt redemptions and refinancing also required cash payments of $6.5 million for the debt redemption premium.  At March 31, 2008, we had no direct borrowings under our credit facility, and we had approximately $58 million of availability under our credit facility.  We have $84.1 million of outstanding Term Loan principal at March 31, 2008, which gives effect to our $5 million Term Loan prepayment on March 19, 2008, compared to the original $125 million principal amount of our Senior Notes that was outstanding until we began our Senior Note debt repurchases in August 2006.  Although we have had and expect to have modest credit line borrowings from our $65 million credit facility at times during fiscal 2008, reflecting seasonal and other timing variations in cash flow as well as our use of funds for the $5 million Term Loan prepayment in March 2008, we did not have any outstanding credit line borrowings at the end of the second quarter of fiscal 2008 and expect to have none at the end of fiscal 2008.  Our average level of borrowings under our credit facility was $6.3 million during the first six months of fiscal 2008.

“Looking forward to fiscal 2009, we expect to generate higher earnings than fiscal 2008, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2008 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Wednesday, May 7, 2008 by calling (800) 294-5423.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2008, Mothers Work operates 1,537 maternity locations, including 766 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07

Net sales	$139,005	$143,857	$281,881	$292,341
Cost of goods sold	69,319	67,797	140,233	139,231

Gross profit	69,686	76,060	141,648	153,110
Selling, general and administrative expenses	68,339	69,065	138,917	138,613

Operating income	1,347	6,995	2,731	14,497
Interest expense, net	1,858	2,790	3,724	5,922
Loss on extinguishment of debt	38	—	38	2,093

Income (loss) before income taxes	(549)	4,205	(1,031)	6,482
Income tax provision (benefit)	(159)	1,640	(289)	2,528

Net income (loss)	$(390)	$2,565	$(742)	$3,954

Net income (loss) per share — basic	$(0.07)	$0.44	$(0.13)	$0.69
Average shares outstanding — basic	5,937	5,824	5,894	5,765

Net income (loss) per share — diluted	$(0.07)	$0.41	$(0.13)	$0.64
Average shares outstanding — diluted	5,937	6,227	5,894	6,183

Supplemental information:
Net income (loss), as reported	$(390)	$2,565	$(742)	$3,954
Add: loss on extinguishment of debt, net of tax	23	—	23	1,277
Adjusted net income (loss), before loss on extinguishment of debt	(367)	2,565	(719)	5,231
Add: stock compensation expense, net of tax	347	316	687	603
Adjusted net income (loss), before loss on extinguishment of debt and stock compensation expense	$(20)	$2,881	$(32)	$5,834
Adjusted net income (loss) per share — diluted, before loss on extinguishment of debt	$(0.06)	$0.41	$(0.12)	$0.85
Adjusted net income (loss) per share — diluted, before loss on extinguishment of debt and stock compensation expense	$(0.00)	$0.46	$(0.01)	$0.94

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31	September 30,	March 31,
	2008	2007	2007

Cash and cash equivalents	$7,774	$10,130	$7,144
Inventories	100,177	100,485	98,435
Property, plant and equipment, net	67,568	68,651	73,162
Line of credit borrowings	—	—	—
Long-term debt	86,107	91,646	92,626
Stockholders’ equity	87,477	88,523	91,903

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07

Operating income	$1,347	$6,995	$2,731	$14,497
Add: depreciation & amortization expense	3,955	3,935	7,957	7,812
Add: loss on impairment of long-lived assets	413	140	946	390

Add: loss (gain) on disposal of assets	192	(100)	238	(163)
Add: stock compensation expense	568	519	1,126	990
Adjusted EBITDA(1)	$6,475	$11,489	$12,998	$23,526

Net sales	$139,005	$143,857	$281,881	$292,341

Operating income margin (operating income as a percentage of net sales)	1.0%	4.9%	1.0%	5.0%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	4.7%	8.0%	4.6%	8.0%

(1)  Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income (Loss) Per Share — Diluted

to Adjusted Net Income Per Share — Diluted,

Before Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Third Quarter Ending	Third Quarter Ended
	6/30/08	6/30/07

Net income per share - diluted	$0.61 to 0.76	$0.17
Add: per share effect of loss on extinguishment of debt	—	0.73
Adjusted net loss per share - diluted, before loss on extinguishment of debt
	0.61 to 0.76	0.90
Add: per share effect of stock compensation expense	0.06	0.05
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.67 to 0.82	$0.95

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07

Net income (loss) per share - diluted	$0.05 to 0.36	$(0.07)
Add: per share effect of loss on extinguishment of debt	0.00	0.94
Adjusted net income per share - diluted, before loss on extinguishment of debt
	0.05 to 0.36	0.87
Add: per share effect of stock compensation expense	0.25	0.21
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.30 to 0.61	$1.08

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07

Operating income	$7.6 to 10.7	$18.7
Add: depreciation & amortization expense	15.9	16.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	1.9	1.4
Add: stock compensation expense	2.4	2.1
Adjusted EBITDA	$27.8 to 30.9	$38.6

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